Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 7, 2006, accompanying the consolidated financial statements of Santana Holdings Corporation and Subsidiary contained in the Registration Statement and Prospectus of CPG International I Inc.  We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Baltimore, Maryland
May 10, 2007